Exhibit 99.1

Inari Medical Reports Second Quarter 2020 Financial Results

IRVINE, CALIFORNIA – August 11, 2020 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, today reported financial results for its second quarter ended June 30, 2020.

Second Quarter Highlights:

•	Treated more patients in the second quarter of 2020 than in the first quarter of 2020, despite COVID-19 headwinds
•	Reported revenue of $25.4 million in the second quarter of 2020, a 152% increase over the same quarter last year
•	Established a weekly online educational series, the Clot Warrior Academy, attended to date by more than 600 physicians and 200 nurses and technicians
•	Completed an initial public offering of 9.4 million shares, raising $163.0 million in net proceeds

“The second quarter was difficult for so many companies and so many people, for all the reasons we know.  Our team has responded to the challenges and risen to the occasion.  Our employee training and physician education programs are better, our supply chain and production capacity are more robust, our pipeline is broader and deeper, and our relationships with our physicians, customers, and with each other are stronger than before the pandemic.  Importantly, our team and physician partners found a way to treat more patients in the second quarter than in any previous quarter.  In these humbling and uncertain times, we are thankful for the clarity of a mission and a cause bigger than ourselves and business,” said Bill Hoffman, Chief Executive Officer.

Second Quarter 2020 Financial Results

Revenue was $25.4 million for the second quarter of 2020, compared to $27.0 million for the prior quarter and $10.1 million for the second quarter of 2019.  The increase from last year was driven by continued US commercial expansion and increased product adoption.

Gross profit for the second quarter of 2020 was $21.9 million compared to $8.7 million for the second quarter of 2019.  Gross margin declined slightly to 86.3% for the second quarter of 2020, compared with 86.8% in the same quarter last year. In the current quarter, the positive impact of manufacturing efficiencies was partially offset by idle production capacity costs resulting from the COVID-19 pandemic.

Operating expenses were $22.5 million for the second quarter of 2020, compared with $9.4 million in the same quarter last year. The increase was driven primarily by personnel-related expenses to fund expansion of the commercial, research and development, clinical and support organizations, as well as expenses related to being a public company.

Net loss was $3.8 million for the second quarter of 2020 and net loss per share was $0.16 on a weighted-average basic and diluted share count of 24.3 million, compared to $1.0 million and a net loss per share of $0.17 on a weighted-average basic and diluted share count of 5.8 million in the same period of the prior year.  Although the loss from operations was modestly improved at $603,000 in the current quarter, compared to $642,000 in the same quarter last year, the change in fair value of warrant liabilities of $2.9 million contributed to the higher net loss in the current quarter.

Cash and cash equivalents were $194.8 million as of June 30, 2020, which includes net cash proceeds of $163.0 million from its initial public offering completed in May 2020.

Outlook and COVID-19

Due to uncertainty surrounding the COVID-19 pandemic, Inari Medical will not provide financial guidance for the remainder of 2020 at this time.  Management anticipates providing an update at the time of its third quarter earnings announcement, to the extent practicable, based on available information at that time.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the second quarter financial results after market close on Tuesday, August 11, 2020 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live over the phone (833) 519-1265 for U.S. callers or (914) 800-3838 for international callers, using conference ID: 6859088. The live webinar can be accessed at https://ir.inarimedical.com.

About Inari Medical, Inc.

Inari Medical, Inc. is a commercial-stage medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases.

Inari is focused on treating venous thromboembolism and improving the quality of life of patients suffering from this disease by safely and effectively removing blood clots. Inari has developed two minimally invasive, novel catheter-based mechanical thrombectomy devices that are designed to remove large clots from large vessels and eliminate the need for thrombolytic drugs. The ClotTriever system is 510(k)-cleared by the FDA for thrombectomy in the peripheral vessels and is used to treat patients suffering from deep vein thrombosis. The FlowTriever system is 510(k)-cleared by the FDA for the treatment of pulmonary embolism.

Forward Looking Statements

Statements in this press release contain “forward-looking statements” that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements are based on Inari’s current expectations, forecasts and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Quarterly Report on Form 10-Q for the period ended June 30, 2020 and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

Westwicke Partners

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$25,392	$10,072	$52,345	$17,017
Cost of goods sold	3,487	1,331	6,193	2,262
Gross profit	21,905	8,741	46,152	14,755
Operating expenses
Research and development	3,628	1,580	6,646	2,789
Selling, general and administrative	18,880	7,803	35,273	13,229
Total operating expenses	22,508	9,383	41,919	16,018
Income (loss) from operations	(603)	(642)	4,233	(1,263)
Other income (expense)
Interest income	146	24	201	48
Interest expense	(463)	(229)	(809)	(456)
Change in fair value of warrant liabilities	(2,884)	(118)	(3,317)	(242)
Total other expenses	(3,201)	(323)	(3,925)	(650)
Net income (loss) and comprehensive income (loss)	$(3,804)	$(965)	$308	$(1,913)
Net income (loss) per share
Basic	$(0.16)	$(0.17)	$0.02	$(0.34)
Diluted	$(0.16)	$(0.17)	$0.01	$(0.34)
Weighted average common shares used to compute net income (loss) per share,
Basic	24,295,900	5,753,332	15,339,755	5,676,995
Diluted	24,295,900	5,753,332	47,362,292	5,676,995

Inari Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$194,836	$23,639
Accounts receivable, net	15,392	11,302
Restricted cash	50	50
Inventories, net	5,620	3,953
Prepaid expenses and other current assets	3,866	464
Total current assets	219,764	39,408
Property and equipment, net	4,176	3,331
Restricted cash	338	338
Deposits and other assets	76	1,469
Total assets	$224,354	$44,546
Liabilities, Mezzanine Equity and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$2,294	$2,549
Payroll-related accruals	7,223	5,225
Accrued expenses and other current liabilities	1,385	1,096
Total current liabilities	10,902	8,870
Notes payable, net	29,582	19,481
Warrant liabilities	—	1,169
Total liabilities	40,484	29,520
Commitments and contingencies
Mezzanine equity
Redeemable convertible preferred stock, par value $0.001, no shares authorized, issued, and outstanding as of June 30, 2020; 32,225,227 shares authorized, 31,968,570 shares issued and outstanding as of December 31, 2019; aggregate liquidation preference of zero as of June 30, 2020 and $54,415 as of December 31, 2019	—	54,170
Stockholders' equity (deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding at June 30, 2020; no shares authorized, issued, and outstanding at December 31, 2019	—	—
Common stock, $0.001 par value, 300,000,000 and 49,019,607 shares authorized as of June 30, 2020 and December 31, 2019, respectively; 48,360,081 and 6,720,767 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	48	7
Additional paid in capital	224,726	2,061
Accumulated deficit	(40,904)	(41,212)
Total stockholders' equity (deficit)	183,870	(39,144)
Total liabilities, mezzanine equity and stockholders' equity (deficit)	$224,354	$44,546